Exhibit 10.22
UNITED STATES
DEPARTMENT OF THE INTERIOR
BUREAU OF LAND MANAGEMENT
This lease, entered into by and between the UNITED STATES OF AMERICA, hereinafter called Lessor, through the Bureau of Land Management and
Coastal States Energy Company
175 East 400 South, Suite 800
Salt Lake City, UT 84111
hereinafter called lessee, is effective September 1, 1996 for a period of 20 years and for so long thereafter as coal is produced in commercial quantities from the leased lands, subject to readjustment of lease terms at the end of the 20th lease year and each 10-year period thereafter.
Sec. 1. This lease is issued pursuant and subject to the terms and provisions of the:
☒	Mineral Lands Leasing Act of 1920, Act of February 25, 1920, as amended, 41 Stat. 437,30 U.S.C. 181-287, hereinafter referred to as the Act;
☐	Mineral Leasing Act for Acquired Lands, Act of August 7,1947,61 Stat. 913,30 U.S.C. 351-359;
and to the regulations and formal orders of the Secretary of the Interior which are now or hereafter in force, when not inconsistent with the express and specific provisions herein.
Sec. 2. Lessor, in consideration of any bonuses, rents, and royalties to be paid, and the conditions and covenants to be observed as herein set forth, hereby grants and leases to lessee the exclusive right and privilege to drill for, mine, extract, remove, or otherwise process and dispose of the coal deposits in, upon, or under the following described lands:
T. 12 S., R. 6 E., SLM, Utah
Sec. 26, S2SE, SESW;
Sec. 34, lots 1—4, S2NE, SENW, E2SWNW, N2S2;
Sec. 35, all.
T. 13 S., R. 6 E., SLM, Utah
Sec. 2. all;
Sec. 3, all;
Sec. 10, lots 1—2, NE, E2NW;
Sec. 11, N2, N2S2.
containing 3,291 acres, more or less, together with the right to construct such works, buildings, plants, structures, equipment and appliances and the right to use such on-lease rights-of-way which may be necessary and convenient in the exercise of the rights and privileges granted subject to the conditions herein provided.
PART II. TERMS AND CONDITIONS
Sec. 1. (a) RENTAL RATE — Lessee shall pay lessor rental annually and in advance for each acre or fraction thereof during the continuance of the lease at the rate of 3.00/per acre for each lease year.
(b) RENTAL CREDITS — Rental shall not be credited against either production or advance royalties for any year.
Sec. 2. (a) PRODUCTION ROYALTIES — The royalty shall be 8 percent of the value of the coal as set forth in the regulations. Royalties are due to lessor the final day of the month succeeding the calendar month in which the royalty obligation accrues.
(b) ADVANCE ROYALTIES — Upon request by the lessee, the authorized officer may accept for a total of not more than 10 years, the payment of advance royalties in lieu of continued operation, consistent with the regulations. The advance royalty shall be based on a percent of the value of a minimum number of tons determined in the manner established by the advance royalty regulations in effect at the time the lessee requests approval to pay advance royalties in lieu of continued operation.
Sec. 3. BONDS- Lessee shall maintain in the proper offices lease bond in the amount of $4,490,000. The authorized officer may require an increase in this amount when additional coverage is determined appropriate.
Sec. 4. DILIGENCE — This lease is subject to the conditions of diligent development and continued operation, except that these conditions are excused when operations under the lease are interrupted by strikes, the elements. or casualties not attributable to the lessee. The lessor, in the public interest, may suspend the condition of continued operation upon payment of advance royalties in accordance with the regulations in existence at the time of the suspension. Lessee’s failure to produce coal in commercial quantities at the end of 10 years shall terminate the lease. Lessee shall submit an operation and reclamation plan pursuant to Section 7 of the Act not later than 3 years after lease issuance.
The lessor reserves tire power to assent to order the suspension of the terms and conditions of this lease in accordance with, inter alia, Section 39 of the Mineral Leasing Act, 30 U.S.C. 209.
Sec. 5. LOGICAL MINING UNIT (LMU) — Either upon approval by the lessor of the lessee’s application or at the direction of the lessor, this lease shall become an LMU or part of an LMU, subject to the provisions set forth in the regulations.
The stipulations established in an LMU approval in effect at the time of LMU approval will supersede the relevant inconsistent terms of this lease so long as the lease remains committed to the LMU. If the LMU of which this lease is a part is dissolved, the lease shall then be subject to the lease terms which would have been applied if the lease had not been included in an LMU.

SEE ATTACHED STIPULATIONS

The United States of America

Coastal States Energy Company	By	Bureau of Land Management

Company or Lessee Name

/s/ Vernal Mortinson	/s/ Christopher J. Merritt

(Signature of Lessee)		(Signing Officer)

Senior Vice President	Acting Group Leader, Minerals Adjudication Groups

(Title)		(Title)

August 1, 1996	August 5, 1996

(Date)	(Date)

Title 18 U.S.C. Section 1001, makes it a crime for any person knowingly and willfully to make to any department or agency of the United States any false, fictitious or fraudulent statements or representations as to any matter within its jurisdiction.

This form does not constitute an information collection ad defined by 44 U.S.C. 3502 and therefore does not require OMB approval.

1.       The Regulatory Authority shall mean the State Regulatory Authority pursuant to a cooperative agreement approved under 30 CFR Part 745 or in the absence of a cooperative agreement, Office of Surface Mining. The authorized officer shall mean the State Director, Bureau of Land Management. The authorized officer of the Surface Management Agency shall mean the Forest Supervisor, Forest Service. Surface Management Agency for private surface is the Bureau of Land Management. For adjoining private lands with Federal minerals and which primarily involve National Forest Service issues, the Forest Service will have the lead for environmental analysis and, when necessary, documentation in an environmental assessment or environmental impact statement.
2.       The authorized officers, of the Bureau of Land Management, Office of Surface Mining (Regulatory Authority), and the Surface Management Agency (Forest Service) respectively, shall coordinate, as practical, regulation of mining operations and associated activities on the lease area.
3.       In accordance with Sec. 523(b) of the “Surface Mining Control and Reclamation Act of 1977,” surface mining and reclamation operations conducted on this lease are to conform with the requirements of this Act and are subject to compliance with Office of Surface Mining Regulations or as applicable, a Utah program equivalent approved under cooperative agreement in accordance with Sec. 523(c). The United States Government does not warrant that the entire tract will be susceptible to mining.
4.       Federal Regulations 43 CFR 3400 pertaining to Coal Management make provisions for the Surface Management Agency, the surface of which is under the jurisdiction of any Federal agency other than the Department of Interior, to consent to leasing and to prescribe conditions to insure the use and protection of the lands. All or part of this lease contain lands the surface of which are managed by the United States Department of Agriculture, Forest Service Manti-LaSal National Forest.
The following stipulations pertain to the lessee responsibility for mining operations on the lease area and on adjacent areas as may be specifically designated on National Forest System lands.
5.       Before undertaking activities that may disturb the surface of previously undisturbed leased lands, the lessee may be required to conduct a cultural resource inventory and a paleontological appraisal of the areas to be disturbed. These studies shall be conducted by qualified professional cultural resource specialists or qualified paleontologists, as appropriate, and a report prepared itemizing the findings. A plan will then be submitted making recommendations for the protection of, or measures to be taken to mitigate impacts for identified cultural or paleontological resources.
If cultural resources or paleontological remains (fossils) of significant scientific interest are discovered during operations under this lease, the lessee prior to disturbance shall, immediately bring them to the attention of the appropriate authorities. Paleontological remains of significant scientific interest do not include leaves, ferns, or dinosaur tracks commonly encountered during underground mining operations.
The cost of conducting the inventory, preparing reports, and carrying out mitigating measures shall be borne by the lessee.
6.       If there is reason to believe that threatened or endangered (T&E) species of plants or animals, or migratory bird species of high Federal interest occur in the area the lessee shall be required to conduct an intensive field inventory of the area to be disturbed and/or impacted. The inventory shall be conducted by a qualified specialist and a report of findings will be prepared. A plan will be prepared making recommendations for the protection of these species or action necessary to mitigate the disturbance.
The cost of conducting the inventory, preparing reports, and carrying out mitigating measures shall be borne by the lessee.

7.       The lessee shall be required to perform a study to secure adequate baseline data to quantify the existing surface resources on and adjacent to the lease area. Existing data may be used if such data is adequate for the intended purposes. The study shall be adequate to locate, quantify, and demonstrate the inter-relationship of the geology, topography, surface hydrology, vegetation, and wildlife. Baseline data will be established so that future programs of observation can be incorporated at regular intervals for comparison.
8.       Powerlines used in conjunction with the mining of coal from this lease shall be constructed so as to provide adequate protection for raptors and other large birds. When feasible, powerlines will be located at least 100 yards from public roads.
9.       The limited area available for mine facilities at the coal outcrop, steep topography, adverse winter weather, and physical limitations on the size and design of the access road, are factors which will determine the ultimate size of the surface area utilized for the mine. A site specific environmental analysis will be prepared for each new mine site development and for major modifications to existing developments to examine alternatives and mitigate conflicts.
10.       Consideration will be given to site selection to reduce adverse visual impacts. Where alternative sites are available, and each alternative is technically feasible, the alternative involving the least damage to the scenery and other resources shall be selected. Permanent structures and facilities will be designed, and screening techniques employed, to reduce visual impacts, and where possible achieve a final landscape compatible with the natural surroundings. The creation of unusual, objectionable, or unnatural land forms and vegetative landscape features will be avoided.
11.       The lessee shall be required to establish a monitoring system to locate, measure, and quantify the progressive and final effects of underground mining activities on the topographic surface, underground and surface hydrology and vegetation. The monitoring system shall utilize techniques which will provide a continuing record of change over time and an analytical method for location and measurement of a number of points over the lease area. The monitoring shall incorporate and be an extension of the baseline data.
12.       The lessee shall provide for the suppression and control of fugitive dust on haul roads and at coal handling and storage facilities. On Forest Development Roads (FDR), lessees may perform their share of road maintenance by a commensurate share agreement if a significant degree of traffic is generated that is not related to their activities.
13.       Except at specifically approved locations, underground mining operations shall be conducted in such a manner so as to prevent surface subsidence that would: (1) cause the creation of hazardous conditions such as potential escarpment failure and landslides, (2) cause damage to existing surface structures, or (3) damage or alter the flow of perennial streams. The lessee shall provide specific measures for the protection of escarpments, and determine corrective measures to assure that hazardous conditions are not created.
14.       In order to avoid surface disturbance on steep canyon slopes and to preclude the need for surface access, all surface breakouts for ventilation tunnels shall be constructed from inside the mine, except at specifically approved locations.
15.       If removal of timber is required for clearing of construction sites, etc., such timber shall be removed in accordance with the regulations of the surface management agency.
16.       The coal contained within, and authorized for mining under this lease, shall be extracted only by underground mining methods.
17.       Existing Forest Service owned or permitted surface improvements will need to be protected, restored, or replaced to provide for the continuance of current land uses.

18.       In order to protect big game wintering areas, elk calving and deer fawning areas, sagegrouse strutting areas, and other critical wildlife habitat and/or activities, specific surface uses outside the mine development area may be curtailed during specific periods of the year.
19.       Support facilities, structures, equipment, and similar developments will be removed from the lease area within 2 years after the final termination of use of such facilities. This provision shall apply unless the requirement of Section 10 of the lease form is applicable. Disturbed areas and those areas previously occupied by such facilities will be stabilized and rehabilitated, drainages re-established, and the areas returned to a premining land use.
20.       The lessee at the conclusion of the mining operations, or at other times as surface disturbance related to mining may occur, will replace all damaged, disturbed, or displaced corner monuments (section corners, quarter corners, etc.) their accessories and appendages (witness trees, bearing trees, etc.), or restore them to their original condition and location, or at other locations that meet the requirements of the rectangular surveying system. This work shall be conducted at the expense of the lessee, by a professional land surveyor registered in the State of Utah and to the standards and guidelines found in the Manual of Surveying Instructions, U.S. Department of Interior.
21.       The lessee at his expense will be responsible to replace any surface water identified for protection, that may be lost or adversely affected by mining operations with water from an alternate source in sufficient quantity and quality to maintain existing riparian habitat, fishery habitat, livestock and wildlife use, or other land uses.
22.       The lessee must comply with all the rubs and regulations of the Secretary of Agriculture, set forth at Title 36, Chapter II, of the Code of Federal Regulations governing the use an management of the National Forest System (NFS) when not inconsistent with the rights granted by the Secretary of the Interior in the lease. The Secretary of Agriculture’s rules and regulations must be complied with for (1) all use and occupancy of the NFS prior to approval of a permit/operation plan by the Secretary of Interior, (2) uses of all existing improvements, such as Forest Development Roads, within and outside the area licensed, permitted or leased by the Secretary of Interior, and (3) use and occupancy of the NFS not authorized by a permit/operation plan approved by the Secretary of the Interior.
All matters related to this stipulation are to be addressed to:
Forest Supervisor
Manti-LaSal National Forest
599 West Price River Drive
Price, Utah 84501
Telephone No.: 801-637-2817
who is the authorized representative of the Secretary of Agriculture.
23.       The lessee shall be required to pay the value of the royalty on coal left unmined without the authorized officer (AO) approval, which should have been recovered under the approval of a mine plan (Resource Recovery and Protection Plan, [R2P2] and which would otherwise be lost or left economically inaccessible.
24.       The unleased coal in this tract is included in the Utah Schools and Lands Improvement Act of 1993 (Public Law 103-93) as a Federal interest which the State of Utah may select to satisfy the value of the exchange of State for Federal lands authorized in the Act. In accordance with the Act, the Federal interest, i.e., the unleased coal, in this tract was offered to the State of Utah on October 20,1993. Consummation of the exchange under the Act may, in the future, allow for the State of Utah to succeed to some or all of the United States interest in the tract.